EXHIBIT 99.1

January 29, 2003

Edward J. Swotek, Senior Vice President

Immediately


TierOne Corporation Reports 2002 Earnings of Nearly $15.0 Million

LINCOLN, NE - January 29, 2003 -- TierOne Corporation (NASDAQ:
TONE) ("Company"), the parent holding company for TierOne Bank ("Bank"), reported net income of $15.0 million for the year ended December 31, 2002 and $2.0 million, or $0.10 per share, for the quarter ended December 31, 2002.

Included in the Company's results of operations for the quarter ended December 31, 2002 was a pre-tax charge of $5.0 million related to the contribution of 500,000 shares of TierOne Corporation common stock to the TierOne Charitable Foundation which was formed in connection with the Bank's conversion from mutual to stock form as previously disclosed in the Company's prospectus. Excluding the effects of this one-time charge, net income for the quarter ended December 31, 2002 would have been $5.2 million; a 36.7 percent increase compared to the $3.8 million earned during the prior year's fourth quarter. For the year ended December 31, 2002, excluding the effects of such charge, the Company's net income would have been $18.1 million; a 39.1 percent gain when compared to $13.0 million for the year ended December 31, 2001.

Highlights for the fourth quarter of 2002 include:
  * Total assets grew to over $1.9 billion driven primarily by a $172.9 million increase in net loan receivables from the end of the third quarter of 2002;
  * Net interest income increased $3.4 million, or 24.6 percent, when compared to the fourth quarter of 2001;
  * The Company completed its initial public offering on October 1, 2002 resulting in net proceeds of $198.1 million; and
  * The common stock of TierOne Corporation commenced trading on the NASDAQ National Market on October 2, 2002 under the symbol "TONE".

"Our focus remains targeted on delivering quality financial services, building market share and maintaining revenue growth," said Gilbert G. Lundstrom, chairman of the board and chief executive officer of TierOne Corporation. "The strong performance during our inaugural quarter as a public company has demonstrated our commitment toward building long-term shareholder and franchise value."

Synopsis of Fourth Quarter and Fiscal 2002 Performance

Net Interest Income

Net interest income increased to $17.4 million for the fourth quarter of 2002 compared to $14.0 million for the same period in 2001. For the year ended December 31, 2002, net interest income was $60.7 million compared to $48.0 million for 2001. During 2002, the increase in net interest income resulted from the growth in the average balance of the Company's net loan receivables combined with a decline in interest expense on liabilities. Net interest margin for the quarter ended December 31, 2002 was 3.82 percent compared to 3.90 percent for the same period in 2001. For the years ended December 31, 2002 and 2001, net interest margin was 3.82 percent and 3.44 percent, respectively.

Noninterest Income

Noninterest income for the quarter ended December 31, 2002 was $3.9 million compared to $3.0 million for the same period in 2001. Growth in noninterest income was primarily the result of a $1.1 million increase in gain on sales of loans held for sale partially offset by an overall decline in fee and service charges resulting from the amortization of mortgage servicing
rights.   Fees and service charges associated with the
Company's deposit accounts, however, increased $248,000 during the fourth quarter of 2002; a 20.6 percent increase when compared to the fourth quarter of 2001.

For the year ended December 31, 2002, noninterest income increased $1.8 million to $13.1 million compared to $11.3 million for 2001. The increase in such income for the year was primarily attributable to a $2.0 million increase in gain on sales of loans held for sale and a $1.1 million increase in deposit fees and service charges partially offset by a $1.6 million increase in the charge for impairment of the Company's mortgage servicing rights due to the continued low interest rate environment and faster loan prepayments.

Noninterest Expense

Noninterest expense rose to $15.9 million for the fourth quarter of 2002 compared to $9.0 million for the fourth quarter of 2001 and totaled $45.7 million for the year ended December 31, 2002 compared to $34.9 million for 2001. The increases in noninterest expense in 2002 were primarily due to a pre-tax charge of $5.0 million resulting from the contribution of 500,000 shares of TierOne Corporation common stock to the charitable foundation. Rising salary and employee benefit expenses related to the Company's continued growth, implementation of an employee stock ownership plan and increased marketing and advertising expenses associated with business development efforts and the Bank's name change implemented in early 2002 also contributed to these increases in noninterest expenses.

Asset Quality

Nonperforming assets amounted to $7.5 million, or 0.38 percent of total assets, at December 31, 2002 compared to $1.8 million, or 0.12 percent of total assets, at December 31, 2001. The increase was attributable primarily to the placement on nonaccrual status of a $3.8 million commercial real estate property loan and one $1.4 million single-family real estate owned property. The provision for loan losses was $2.2 million for the fourth quarter of 2002 compared to $2.1 million for the same period in 2001. The Company's loan loss provision was $4.7 million in 2002 compared to $4.0 million in 2001. The ratio of allowance for losses on loans to total loans was 0.96 percent at December 31, 2002 and 2001.

The Company charged off, net of recoveries, loans aggregating $272,000 and $1.1 million, for the quarter and year ended December 31, 2002, respectively. The majority of the amounts charged off in 2002 related to automobile and other consumer loans. For the same periods in 2001, net charge offs totaled $129,000 and $480,000, respectively.

Consolidated Balance Sheet

Total assets increased to over $1.9 billion at December 31, 2002 compared to total assets of $1.8 billion at September 30, 2002 and $1.6 billion at December 31, 2001. The $386.7 million, or 28.0 percent, increase in net loan receivables during 2002 was the primary reason for the increase in total assets. Loan growth was achieved in nearly all areas of the Company's portfolio.

At December 31, 2002, total shareholders' equity for the Company was $339.9 million. Prior to the Bank's mutual to stock conversion, which was completed October 1, 2002, retained earnings for the Bank at September 30, 2002 were $134.4 million and at December 31, 2001 were $121.8 million. Following the conversion, equity increased with the addition of $198.1 million in net proceeds in connection with the issuance of 22,575,075 shares of common stock including shares contributed to the foundation. Regulatory capital continues to remain in excess of all federally mandated levels and the Bank is deemed to be "well capitalized."

Other Developments

Following approval by qualified account holders to convert the Bank from mutual to stock form on September 27, 2002, TierOne
Bank successfully completed its conversion on

October 1st. The Company completed its initial public offering and began trading on the NASDAQ National Market on October 2, 2002 under the symbol "TONE".

To strengthen its retail delivery channel, a bank facility was purchased in December in a growing suburban sector of southwest Omaha, Nebraska. The new Applewood office, with increased capacity for banking, lending and investment sales and expanded drive-through capability, will replace a nearby leased facility and is expected to open in the spring of 2003.

Corporate Profile

TierOne Bank, a subsidiary of TierOne Corporation, is a $1.9 billion federally chartered savings bank headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers a wide variety of full-service consumer and commercial banking products and services to customers through a geographically diverse network of 58 offices in Nebraska, Iowa and Kansas. Leading products offered include residential and commercial real estate financing, consumer, construction and business loans and lines of credit, consumer and business checking and savings plans, investment and insurance services, and telephone and Internet banking access. The Company's web address is http://www.tieronebank.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                             TierOne Corporation
                        Consolidated Balance Sheets
           December 31, 2002 (Unaudited) and December 31, 2001
                           (dollars in thousands)

                                                            December 31, 2002   December 31, 2001
                                                            -----------------   -----------------
                              ASSETS
Cash and due from banks                                           $33,037             $24,141
Federal funds sold                                                     --              10,300
                                                                   ------              ------
    Total cash and cash equivalents                                33,037              34,441

Investment securities:
  Held-to-maturity                                                    157                 221
  Available for sale                                               30,546              44,524
Mortgage-backed securities:
  Held-to-maturity                                                     --                  --
  Available for sale                                               30,369              46,287
Loans receivable, net                                           1,765,744           1,379,066
Loans held for sale                                                 8,504              14,373
Accrued interest receivable                                         9,084               7,834
Federal Home Loan Bank stock                                       21,459              14,836
Premises and equipment                                             26,810              18,201
Other assets                                                       19,825              10,230
                                                                ---------           ---------
    Total assets                                               $1,945,535          $1,570,013
                                                                =========           =========
               LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Deposits                                                     $1,128,880          $1,096,242
  Advances from Federal Home Loan Bank and other
    borrowings                                                    418,329             303,315
  Advances from borrowers for taxes, insurance and
    escrow funds                                                   29,453              15,535
  Accrued interest payable                                          6,812               8,734
  Accrued expenses and other liabilities                           22,165              24,432
                                                                ---------           ---------
   Total liabilities                                            1,605,639           1,448,258
                                                                ---------           ---------
Shareholders' equity:
   Common stock, $0.01 par value; 60,000,000 shares
       authorized; 22,575,075 shares issued and outstanding           226                  --
   Additional paid-in-capital                                     355,741                  --
   Unallocated common stock held by ESOP                          (17,684)                 --
  Retained earnings, subject to certain restrictions                2,018             121,678
  Accumulated other comprehensive income (loss), net                 (405)                 77
                                                                  -------             -------
   Total shareholders' equity                                     339,896             121,755

Commitments and contingent liabilities
                                                                ---------           ---------
   Total liabilities and shareholders' equity                  $1,945,535          $1,570,013
                                                                =========           =========

                             TierOne Corporation
                      Consolidated Statements of Income
               (dollars in thousands, except per-share data)



                                                     For the Three Months Ended                 For the Year Ended
                                                             December 31,                           December 31,
                                                     --------------------------                ---------------------
                                                        2002            2001                   2002           2001
                                                     ---------         --------                ------         ------
                                                                                (unaudited)
Interest Income:
  Loans receivable                                     $27,415         $24,473                $99,895        $95,139
  Investment securities                                    862           1,780                  4,655          8,853
  Other interest-earning assets                             81              10                    391          1,153
                                                        ------          ------                -------        -------
     Total interest income                              28,358          26,263                104,941        105,145
                                                        ------          ------                -------        -------
Interest Expense:
  Deposits                                               7,127           9,220                 31,090         47,157
  Advances from Federal Home Loan Bank and
    other borrowings                                     3,784           3,040                 13,131         10,028
                                                        ------          ------                 ------         ------
     Total interest expense                             10,911          12,260                 44,221         57,185
                                                        ------          ------                 ------         ------
     Net interest income                                17,447          14,003                 60,720         47,960

Provision for loan losses                                2,226           2,104                  4,695          3,997
                                                        ------          ------                 ------         ------
     Net interest income after provision
       for loan losses                                  15,221          11,899                 56,025         43,963
                                                        ------          ------                 ------         ------
Other income:
  Fees and service charges                               1,604           2,006                  7,822          7,115
  Income from real estate operations, net                   50             132                    633            533
  Other operating income                                   646             333                  2,539          1,896
  Net gain (loss) on sales of:
    Loans held for sale                                  1,970             844                  4,090          2,091
    Real estate owned                                       (6)             (7)                    (3)             1
                                                         ------         -------                ------         ------
                                                         4,264           3,308                 15,081         11,636

   Less: Mortgage servicing rights impairment             (350)           (300)                (1,970)          (350)
                                                         ------         -------                -------        ------
     Total other income                                  3,914           3,008                 13,111         11,286
                                                         -----          -------                ------         ------
Other expense:
  Salaries and employee benefits                         6,315           5,025                 22,442         19,571
  Occupancy, net                                         1,376           1,137                  5,673          5,360
  Data processing                                          412             335                  1,482          1,366
  Advertising                                              793             462                  3,530          1,806
  Contribution to charitable foundation and others       5,032              21                  5,110             50
  Other operating expense                                1,998           1,986                  7,432          6,793
                                                        ------          ------                 ------         ------
     Total other expense                                15,926           8,966                 45,669         34,946
                                                        ------          ------                 ------         ------
     Income before income taxes                          3,209           5,941                 23,467         20,303

Income tax expense                                       1,191           2,147                  8,501          7,261
                                                         -----           -----                 ------         ------
     Net income                                         $2,018          $3,794                $14,966        $13,042
                                                         =====           =====                 ======         ======
Net income per common share, basic and
  fully diluted*                                         $0.10              --                     --             --
                                                        ======           =====                 ======         ======
Average common shares outstanding (000's)*              20,788              --                     --             --
                                                        ======           =====                 ======         ======

* Information applicable to post stock conversion period only. The Company completed its initial public offering on October 1, 2002.

                                     TierOne Corporation
                             Selected Financial and Other Data

                                              December 31, 2002        December 31, 2001
                                            ---------------------     --------------------
                                                        (dollars in thousands)
Selected Financial and Other Data:
Total assets                                     $1,945,535              $1,570,013
Cash and cash equivalents                            33,037                  34,441
Investment securities:
     Held-to-maturity                                   157                     221
     Available-for-sale                              30,546                  44,524
Mortgage-backed securities:
     Held-to-maturity                                    --                      --
     Available-for-sale                              30,369                  46,287
Loans receivable, net                             1,765,744               1,379,066
Loans held for sale                                   8,504                  14,373
Deposits                                          1,128,880               1,096,242
FHLB advances and other borrowings                  418,329                 303,315
Shareholders' equity                                339,896                 121,755

Non-performing loans                                  5,489                   1,665
Non-performing assets                                 7,456                   1,833
Allowances for losses on loans                      $17,108                 $13,464
Non-performing loans to total loans                   0.31%                   0.12%
Non-performing assets to total assets                 0.38%                   0.12%
Allowance for losses on loans to total
   non-performing loans                             311.68%                 808.65%
Allowance for losses on loans to total loans          0.96%                   0.96%

                                                      Three Months Ended
                                                          December 31,                 Year Ended December 31,
                                                     ----------------------           ------------------------
                                                     2002             2001              2002            2001
                                                     ----------------------           ------------------------
Selected Operating Ratios:
Average yield on interest-earning assets              6.21%          7.31%             6.60%           7.54%
Average rate on interest-bearing liabilities          2.96%          3.75%             3.23%           4.50%
Average interest rate spread                          3.25%          3.56%             3.37%           3.04%
Net interest margin                                   3.82%          3.90%             3.82%           3.44%
Average interest earning assets to average
  interest-bearing liabilities                      123.99%        109.92%           116.28%         109.77%
Net interest income after provision for loan
  losses to noninterest expense                      95.57%        132.71%           122.68%         125.80%
Total noninterest expense to average assets           3.34%          2.42%             2.75%           2.42%
Efficiency ratio                                     74.56%         52.71%            61.86%          58.98%
Return on average assets                              0.42%          1.02%             0.90%           0.90%
Return on average equity                              2.39%         12.65%             7.80%          11.36%
Average equity to average assets                     17.68%          8.08%            11.56%           7.96%





CONTACT:  Edward J. Swotek, Senior Vice President
          Investor Relations Department
          (402) 473-6250
          InvestorRelations@tieronecorp.com


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